Exhibit 4.59

To:    Scorpio Bulkers Inc.
SBI Samba Shipping Company Limited
SBI Rumba Shipping Company Limited
SBI Tango Shipping Company Limited
9, Boulevard Charles III
Monaco 98000

Dated: January 4, 2017

Dear Sirs:

We refer to that certain amended and restated senior secured term credit agreement dated as of February 15, 2016 the (“Original Credit Agreement”), among Scorpio Bulkers Inc., as borrower (the “Borrower”), the guarantors listed in Schedule 1-A of the Original Credit Agreement, as guarantors (each a “Guarantor”), the banks and financial institutions listed in Schedule 1-B to the Original Credit Agreement, as lenders (the “Lenders”), and Deutsche Bank AG Filiale Deutschlandgeschäft as lead arranger (the “Lead Arranger”), administrative agent (the “Agent”), account bank and security trustee (the “Security Trustee” and together with the Lenders, the Lead Arranger and the Agent, the “Creditor Parties”) as previously amended and supplemented by a letter agreement dated May 4, 2016 (the “First Letter Agreement”) and a letter agreement dated June 28, 2016 (the “Second Letter Agreement” and together with the First Letter Agreement and this letter agreement, the “Letter Agreements” and the Original Credit Agreement as the same has been amended by the First Letter Agreement and the Second Letter Agreement or may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”). We also refer to each of the Guarantor Joinder Agreements identified in Schedule 1 hereto (each a “Guarantor Joinder Agreement”). Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

The Borrower has requested and the Lenders hereby consent to the following amendments of the Credit Agreement subject to the additional terms and conditions set forth below:

1.
On or before December 20, 2016, the Borrower shall have prepaid each repayment installment for each Advance of the Loan due to be paid on the Quarterly Payment Dates falling on June 15, 2018, September 15, 2018, December 15, 2018 and March 15, 2019.

2.
On or before the date of this letter (the “Execution Date”), the Guarantor shall have executed and delivered to the Security Agent an amendment to each of the Mortgages over each of the Collateral Vessels in the relevant form set out in Appendix A hereto (collectively, the “Mortgage Amendments” and, individually, a “Mortgage Amendment”) which Mortgage Amendments shall have been recorded at the Registry in New York applicable to the Collateral Vessels.

3.
On and after the Execution Date and provided that (i) each of the Mortgage Amendments shall have been executed and delivered by the relevant Guarantor and recorded as required by paragraph 2 above and (ii) the Borrower and the Guarantors

Exhibit 4.59

shall have provided to the Agent the documents required by paragraphs 12, 13 and 14 of this letter agreement:

a.	The definition of “Consolidated Tangible Net Worth” in Clause 1.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Borrower, minus goodwill, and as adjusted to exclude (i) any incurred losses/write downs on assets sold and/or held for sale on or after December 31, 2013, (ii) any incurred losses on termination of shipbuilding contracts on or after December 31, 2013, (iii) any incurred historical and/or future non-operating losses taken on or after December 31, 2013, and (iv) any impairment charges taken on assets on or after December 31, 2013.”

b.	Clause 1.1 of the Credit Agreement shall be amended to insert the following definition immediately after the definition of “Exchange Act”:

“Execution Date” means January 4, 2017;

c.	Clause 8.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

8.1 Amount of Repayment Installments. Subject to the provisions of Clause 8.9 and except as hereinafter provided, the Borrower shall repay the Loan by consecutive quarterly installments equal to 1/59.2 (one fifty ninth point two) of the original amount of the Advance, together with a balloon payment in the amount of the outstanding principal balance of the Advance (the “Balloon Installment”) payable concurrently with the last repayment installment on the Maturity Date; provided, however, and except as otherwise provided herein, the Borrower shall not be required to pay a repayment installment for each Advance of the Loan on the Quarterly Payment Dates falling on June 15, 2019, September 15, 2019, December 15, 2019 and March 15, 2020, provided further, that the payment of the principal amount of each of such repayment installments falling due for payment on the Quarterly Payment Dates occurring on June 15, 2019, September 15, 2019, December 15, 2019 and March 15, 2020 (collectively, the “Deferred Payments” and, individually, a “Deferred Payment”) shall be deferred and, except as hereinafter provided, such principal amount shall be added to and be paid by the Borrower as part of the Balloon Installment for the relevant Advance; and, provided further, that if the Borrower notifies the Agent that it intends to make a Restricted Payment prior to March 31, 2020, then each of the Deferred Payments that originally would have been paid by the Borrower prior to the payment date of the relevant Restricted Payment shall become immediately due and payable by the Borrower (and in any event payable prior to the payment of any Restricted Payment by the Borrower) together with any accrued and unpaid interest thereon together with any sums payable by the Borrower under Clauses 22.1(b) and 22.2 and each Deferred Payment originally falling due for payment after the payment date of such Restricted Payment shall be repaid by the Borrower on its originally scheduled Quarterly Payment Date as set forth in Schedule 7 to this Agreement.

Exhibit 4.59

d.	Clause 8.2 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

8.2 Repayment Dates. Except as otherwise provided in Clause 8.1, the first repayment installment for (i) an Advance related to either SBI Rumba or SBI Samba shall be paid on the Quarterly Payment Date immediately following the Drawdown Date of such Advance, and (ii) the Advance related to the New Collateral Vessel shall be paid on the first Quarterly Payment Date falling in 2018 (in relation to each Advance, a “First Repayment Date”). Except as otherwise provided in this Clause 8, each subsequent installment for such Advance shall be paid on each subsequent Quarterly Payment Date, and the last installment together with the Balloon Installment shall be paid on the Maturity Date for such Advance all as set forth in Schedule 7.

e.	Schedule 7 to the Credit Agreement shall be amended and restated as set forth in Appendix B hereto.

f.	Clause 8.8 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

8.8 Application of Partial Prepayment. Except as otherwise agreed by the Borrower and the Lenders either before or after the Execution Date, after the Execution Date, each partial prepayment shall be applied pro rata against the repayment installments for the relevant Advance.

g.	Clause 11.2(h) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(h) Dividends. (a)(i) Except as otherwise provided in Clause 8.1, prior to March 31, 2020, the Borrower shall not, and

(ii)
at any time before or after March 31, 2020 (i) so long as an Event of Default has occurred and is continuing, or (ii) if an Event of Default would result therefrom, or (iii) if the Borrower is not in compliance with any of the Clauses 12.2 through and including 12.5 (in the form then applicable to the Borrower), the Borrower and each Guarantor shall not, declare or pay any dividends or return any capital to the Borrower’s equity holders or authorize or make any other distributions, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interest (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders, or set aside any funds for any of the foregoing purpose (each a “Restricted Payment”).

(b) Prior to making any Restricted Payment permitted to be made by the Borrower under Clause 8.1 hereof, the Borrower shall certify to the Agent in writing that (i) all Deferred Payments originally falling due for payment prior to the proposed date of payment for such Restricted Payment have been paid in

Exhibit 4.59

full together (a) with any accrued and unpaid interest thereon and (b) any sums payable by the Borrower under Clauses 22.1(b) and 22.2, all as provided in Clause 8.1 hereof; (ii) the Borrower is and will be in compliance with Clauses 12.2 through 12.5 of this Agreement (in the form then applicable to the Borrower) on the date of such certification as well as on the date of and after the date of the proposed Restricted Payment; and (iii)(a) an Event of Default has not occurred and is continuing; and (b) an Event of Default will not result from the making of such Restricted Payment.

(c) Should the Borrower notify the Agent that it intends to make one or more Restricted Payments individually or in the aggregate greater than $10,000,000 (collectively, an “Excess Restricted Payment”) in any calendar year or part thereof prior to March 31, 2020, then on and after the date of any Excess Restricted Payment, the Borrower shall be in compliance with Clauses 12.2 through 12.5 of this Agreement in the form originally set forth in the Original Credit Agreement except that (i) notwithstanding the original language of Clause 12.4, the Borrower shall not permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expenses for the last day of each fiscal quarter occurring after the date of such Excess Restricted Payment to be less than 2.50 to 1.00 calculated quarterly on a trailing four quarters basis, and (ii) for the avoidance of doubt, references to the definition of “Consolidated Tangible Net Worth” shall mean the definition of “Consolidated Tangible Net Worth” as amended on the Execution Date and not as defined in the Original Credit Agreement.

h.	Clause 12.4 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“12.4 Minimum Interest Coverage. Commencing on March 31, 2019 the Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expenses for any last day of each fiscal quarter to be less than:
(i) 1.00 to 1.00 on the last day of each fiscal quarter from and including March 31, 2019 to and including June 30, 2019, calculated:
(A) in respect of the fiscal quarter ending March 31, 2019, using Consolidated EBITDA and Consolidated Net Interest Expenses for the fiscal quarter ending March 31, 2019 only;
(B) in respect of the fiscal quarter ending June 30, 2019, using Consolidated EBITDA and Consolidated Net Interest Expenses for the fiscal quarters ending March 31, 2019 and June 30, 2019 only;
(ii) 2.50 to 1.00 on the last day of fiscal quarter ending September 30, 2019, calculated using Consolidated EBITDA and Consolidated Net Interest Expenses for the fiscal quarters ending March 31, 2019, June 30, 2019 and September 30, 2019 only; and
(iii) 2.50 to 1.00 on the last day of each fiscal quarter from and including December 31, 2019 calculated quarterly on a trailing four-quarter basis”;

i.	Clause 15.3 of the Credit Agreement shall be amended and restated as follows:

Exhibit 4.59

15.3 Provision of Additional Security; Prepayment. When the Agent serves a notice on the Borrower under Clause 15.2, the Borrower shall, within fifteen (15) days after the date on which the Agent’s notice is served, either:

(a)
provide, or ensure that a third party provides, additional Collateral which, in the reasonable opinion of the Lenders, is in form and substance acceptable to the Lenders and has a net realizable value at least equal to the shortfall and is documented in such terms as may be reasonably satisfactory to the Security Trustee acting with the authorization of all Lenders (it being understood that cash collateral comprised of U.S. Dollars is satisfactory and that it shall be valued at par); or

(b)	prepay the Loan in such amount as will eliminate the shortfall.

4.
References in the Credit Agreement and each of the other Finance Documents to “this Agreement” or “Credit Agreement” or other equivalent references shall mean the Credit Agreement as further amended and supplemented by this letter agreement. This letter agreement and each of the Mortgage Amendments shall be deemed a “Finance Document” as such term is used in the Credit Agreement.

5.
References in each of the Mortgages and each of the other Finance Documents to the “Mortgage” or other equivalent references shall mean the relevant Mortgage as amended and supplemented by the relevant Mortgage Amendment.

6.	Each of the Security Parties represents and warrants to the Creditor Parties that:

a.
the representations and warranties set out in Clause 10 of the Credit Agreement (other than those relating to a specific date) were true and correct as to the Borrower on the Effective Date and each Drawdown Date and as to each of the Guarantors on the date of the Guarantor Joinder Agreement to which it is a party and each Drawdown Date occurring on or after the date of such Guarantor Joinder Agreement and are true and correct as if made on the date of this letter agreement, the date of each Mortgage Amendment and the Execution Date;

b.
each of the Security Parties has the power to execute, deliver and perform its obligations under this letter agreement and all necessary corporate, shareholder and other actions have been taken by each Security Party party thereto to authorize the execution, delivery and performance of this letter agreement and the Mortgage Amendments;

c.
this letter agreement and each of the Mortgage Amendments constitute valid and legally binding obligations of each of the Security Parties party thereto enforceable in accordance with their respective terms;

d.
the execution, delivery and performance of this letter agreement and each of the Mortgage Amendments will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment or decree to which any of the Security Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Security Parties is a party or is subject or by which it or any of its property is bound; (iii) contravene or conflict with any

Exhibit 4.59

provision of the constitutional documents of any of the Security Parties or (iv) result in the creation or imposition of or oblige any of the Security Parties to create any Security Interest (other than a Permitted Security Interest) on any of the undertaking, assets, rights or revenues of any of the Security Parties;

e.
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this letter agreement that it or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction (save that each of the Mortgage Amendments must be acknowledged by the parties thereto and recorded at the relevant Registry) or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to this letter agreement and the Mortgage Amendments (save for the fees for recording each of the Mortgage Amendments) and this letter agreement and each of the Mortgage Amendments is in proper form for its enforcement in the court of each Pertinent Jurisdiction; and

f.
every consent, authorization, license or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Security Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this letter agreement and each of the Mortgage Amendments or the performance by any of the Security Parties of their respective obligations under this letter agreement and each of the Mortgage Amendments has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

7.
Each of the Finance Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendment of the Credit Agreement provided for in this letter agreement and the amendment of the Mortgages provided for in the Mortgage Amendments.

8.	On or before the Execution Date, the Borrower shall pay to the Agent for the account of the Lenders an amendment fee of $95,000.

9.
The Borrower and each Guarantor shall provide the Agent with copies of resolutions of the directors of each Security Party and stockholders of each Security Party (other than the Borrower) approving each of this letter agreement and each of the Mortgage Amendments and authorizing the signature, delivery and performance of such Security Party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Business Days prior to the Execution Date) by an officer of such Security Party as:

a.	being true and correct;

b.
being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party (apart from the Borrower) duly convened and held or duly adopted by written consent;

c.	not having been amended, modified or revoked; and

d.	being in full force and effect,

Exhibit 4.59

e.	together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions.

10.
The Borrower shall provide the Agent with an opinion of Seward & Kissel LLP, special counsel to the Security Parties, with respect to New York and Marshall Islands law in respect of this letter agreement and each of the Mortgage Amendments, in form and substance satisfactory to the Agent.

11.
The Borrower shall provide the Agent with an opinion of Appleby (Cayman) Ltd., special counsel to the Security Parties, with respect to Cayman Islands law in respect of this letter agreement and the Mortgage Amendment for the Collateral Vessel owned by SBI Tango, in form and substance satisfactory to the Agent.

12.	The provisions of Clauses 29, 30, 32 and 33 of the Credit Agreement shall apply to this letter agreement as if set forth herein.

13.
Save as amended by this letter agreement, the provisions of the Credit Agreement and each of the other Finance Documents shall continue in full force and effect and the Credit Agreement and this letter agreement shall be read and construed as one instrument.

Very truly yours,

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT,
as Agent, Security Trustee, Lender
and Lead Arranger

/s/ Dr. Klaus Stoltenberg
By:__________________________
Name: Dr. Klaus Stoltenberg
Title: Managing Director

/s/ Tilman Stein
By: __________________________
Name: Tilman Stein
Title: Director / Senior Counsel

Exhibit 4.59

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above; (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement; and (c) references in any such Finance Document to a “Mortgage” or other equivalent references shall be deemed to be references to the relevant Mortgage or amended and supplemented by the relevant Mortgage Amendment.

Scorpio Bulkers Inc., as Borrower
/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Chief Financial Officer
Date: January _4_, 2017

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above; (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement; and (c) references in any such Finance Document to a “Mortgage” or other equivalent references shall be deemed to be references to the relevant Mortgage or amended and supplemented by the relevant Mortgage Amendment.

SBI Samba Shipping Company Limited, as a Guarantor
SBI Rumba Shipping Company Limited, as a Guarantor
SBI Tango Shipping Company Limited, as a Guarantor

/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Secretary / Director
Date: January _4_, 2017

Exhibit 4.59

Schedule 1

Guarantor Joinder Agreement dated February 13, 2015 between SBI Samba Shipping Company Limited and the Agent.

Guarantor Joinder Agreement dated February 17, 2015 between SBI Rumba Shipping Company Limited and the Agent.

Guarantor Joinder Agreement dated February 15, 2016 between SBI Tango Shipping Company Limited and the Agent.